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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



                                                  Three Months
                                                 Ended March 31,
                                                 ---------------
                                                 1997        1996
                                               -------     -------
Earnings:
Net Income                                     $18,396     $31,477
Add:
  Income Taxes                                   8,539      13,769
  Minority Interest                              8,079       8,988
  Amortization of Capitalized Interest             268         491
                                               -------     -------
                                                35,282      54,725

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges           5,856       7,146
  Interest Factor Attributable to Rentals          547         361
                                               -------     -------
                                                 6,403       7,507
                                               -------     -------
EARNINGS AS ADJUSTED                           $41,685     $62,232
                                               =======     =======

Fixed Charges:
  Fixed Charges above                          $ 6,403     $ 7,507
  Capitalized Interest                           1,328         433
                                               -------     -------
TOTAL FIXED CHARGES                            $ 7,731     $ 7,940
                                               =======     =======

RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                             5.39        7.84
                                               =======     =======
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